Exhibit 99.1

Contact:	Media Relations Hormel Foods media@hormel.com

Hormel Foods Chairman, President and CEO James P. Snee to Retire at End of Fiscal Year

AUSTIN, Minn. (Jan. 14, 2025) — Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today announced that James P. Snee, chairman of the board, president and chief executive officer, will retire at the end of fiscal 2025, following a distinguished 36-year career with the company.

The Board has formed a search committee and will benefit from its existing CEO-succession process to identify Snee’s successor. Internal and external candidates are being considered. Snee has agreed that once his successor is named, he will serve as a strategic advisor to the Board through the end of fiscal year 2025 and for 18 months thereafter.

Bill Newlands, the Board’s independent lead director, said, “On behalf of the entire board of directors, we extend our gratitude to Jim for his dedication to Hormel Foods, its stockholders, its employees and its communities. We congratulate him on an impactful career and look forward to working with him in the months ahead to execute an effective transition and deliver on our business imperatives.”

Snee said, “As CEO of Hormel Foods for the last eight years, I have been blessed to work alongside the most talented and committed team in the industry. I am proud of the impactful, innovative and transformational work we have accomplished during my tenure, which has been a period of rapid and significant change. My heartfelt gratitude goes to the leaders who came before me and to all the dedicated colleagues I've worked with during my 36-year career. As we begin this transition, I'm confident in the bright future that lies ahead for Hormel Foods."

Under Snee’s leadership, the company grew its roster of protein-centric brands with acquisitions in its Retail, Foodservice and International segments: the PLANTERS® snacking portfolio, the FONTANINI® branded foodservice business and the South America-focused CERATTI® brand. Snee also launched critical initiatives designed to position the company for long-term success, including the reorganization of its operating model for greater consumer and customer focus and, most recently, the Transform & Modernize for growth initiative. During Snee’s tenure, the company continued its legacy of dividend growth. In November 2024, Hormel Foods announced its 59th consecutive year of annual dividend increases.

Snee continues to be a candidate for election to the Board at its 2025 Annual Meeting of Stockholders, which is scheduled for January 28, 2025. If elected, Snee is expected to serve as a director until a successor assumes his executive roles.

The company’s fiscal 2025 performance outlook remains unchanged.

About Hormel Foods — Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with approximately $12 billion in annual revenue across more than 80 countries worldwide. Its brands include PLANTERS®, SKIPPY®, SPAM®, HORMEL® NATURAL CHOICE®, APPLEGATE®, JUSTIN’S®, WHOLLY®, HORMEL® BLACK LABEL®, COLUMBUS®, JENNIE-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized by TIME magazine as one of the World’s Best Companies and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; potential disruption of operations, including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; failure to realize anticipated cost savings or operating efficiencies associated with strategic initiatives; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company’s reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.